Exhibit 99

Exact Sciences reports fourth-quarter, full-year 2011 financial results

MADISON, Wis., Feb. 23, 2012 — Exact Sciences Corp. (Nasdaq: EXAS) today announced its financial results for the quarter and year ended Dec. 31, 2011.

Exact reported total revenues of $1.0 million for the fourth quarter of 2011, compared to total revenues of $1.4 million during the same period of 2010.  Total revenues for the full year ended Dec. 31, 2011, were $4.2 million, compared to $5.3 million during 2010.

Exact reported a net loss of ($9.9) million, or ($0.18) a share, for the fourth quarter of 2011. The company had a net loss of ($3.6) million, or ($0.08) a share, for the same period of 2010.  The net loss for the year ended Dec. 31, 2011, was ($28.7) million, or ($0.55) a share.  The company’s net loss for 2010 was ($11.6) million, or ($0.29) a share.

Operating expenses for the quarter ended Dec. 31, 2011, were $11.0 million, compared to $5.2 million for the fourth quarter of 2010.  Operating expenses for 2011 totaled $33.0 million, compared to $17.1 million during 2010.  Operating expenses for the quarter and year ended Dec. 31, 2011, increased from the same periods a year ago primarily because of increased research and development activity, and the ongoing DeeP-C clinical trial for Cologuard®, Exact’s non-invasive colorectal cancer screening test.

Exact ended the year 2011 with cash, cash equivalents and marketable securities of $93.4 million, compared to $95.4 million at Dec. 31, 2010.

“We are pleased that the DeeP-C clinical trial for our Cologuard® product, a noninvasive colorectal cancer screening test, remains on track,” said Kevin T. Conroy, president and chief executive of Exact.  “During 2012, our priorities are completing the DeeP-C trial, making our FDA submission, and continuing our manufacturing and marketing preparation.  All of us at Exact are focused on bringing to market our patient-friendly screening test, which enables early detection of colorectal cancer.”

Fourth-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Thursday, Feb. 23, 2012, at 10 a.m. ET to discuss fourth-quarter and full-year 2011 results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-212-6082 and international callers should dial 707-287-9332.  An archive of the webcast and a replay of the conference call will be available at www.exactsciences.com or by calling 855-859-2056 domestically or 404-537-3406 internationally. The access code for the conference call and replay is 53575655. The conference call, webcast and replay are open to all interested parties.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on colorectal cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer.  For more information, please visit the company’s website at www.exactsciences.com.

Certain statements made in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms.  Forward-looking statements in this news release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, anticipated results of our pivotal clinical trial, expected license fee revenues, expected research and development expenses, expected general and administrative expenses and our expectations concerning our business strategy.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q.  We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Statements of Operation Data

(Amounts in thouands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenue:
Product royalty fees	$6	$2	$20	$26
License fees	1,036	1,373	4,143	5,318
	1,042	1,375	4,163	5,344
Cost of revenue:
Product royalty fees	6	6	24	24
Gross profit:	1,036	1,369	4,139	5,320

Operating Expenses:
Research and development	7,672	2,470	21,968	9,023
General and administrative	2,206	1,683	8,137	6,330
Sales and marketing	1,094	1,039	2,857	1,793
	10,972	5,192	32,962	17,146

Loss from operations	(9,936)	(3,823)	(28,823)	(11,826)

Interest income	38	11	169	46
Interest expense	(6)	(5)	(21)	(20)
Other income	—	244	—	244

Net loss	$(9,904)	$(3,573)	$(28,675)	$(11,556)

Net loss per share - basic and diluted	$(0.18)	$(0.08)	$(0.55)	$(0.29)

Weighted average common shares outstanding - basic and diluted	53,647	46,869	52,512	40,455

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Balance Sheet Data

(Amounts in thousands)

	December 31	December 31,
	2011	2010
Assets
Cash and cash equivalents	$35,781	$78,752
Marketable securities	57,580	16,663
Prepaid expenses and other current assets	1,034	246
Property and equipment, net	2,558	854
Total assets	$96,953	$96,515

Liabilities and stockholders’ equity
Total current liabilities	$7,977	$7,158
Long term debt	1,000	1,000
Long term accrued interest	42	21
Deferred license fees, less current portion	4,439	8,582
Total stockholders’ equity	83,495	79,754
Total liabilities and stockholders’ equity	$96,953	$96,515

Contact:

Cara Tucker

Manager, Corporate Communications

608-284-5735